Exhibit (d)(35)

SUBADVISORY AGREEMENT

This AGREEMENT made effective the 1st day of May, 2015, among BlueBay Asset Management LLP, a Limited Liability Partnership incorporated in England and Wales (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Funds, a Delaware Statutory Trust (the “Trust”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Subadviser is registered with the SEC as an investment adviser under the Advisers Act;

WHEREAS, the Trust has retained the Investment Adviser to render investment advisory services to the various funds of the Trust pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge certain of the Investment Adviser’s responsibilities with respect to the investment management of such funds;

WHEREAS, the Trust and the Investment Adviser desire to retain the Subadviser to furnish certain investment advisory services to one or more funds of the Trust, and the Subadviser is willing to furnish such services to such funds and the Investment Adviser in the manner and on the terms hereinafter set forth; and

WHEREAS, the Subadviser desires to engage, pursuant to a written agreement (“Affiliate Agreement”), one or more affiliates that are registered with the SEC as investment advisers under the Advisers Act (each, a “Sub-Advisory Affiliate”) to assist the Subadviser in discharging the Subadviser’s obligations under this Agreement on the terms hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Trust, the Investment Adviser, and the Subadviser as follows:

1.          Appointment.  The Trust and the Investment Adviser hereby appoint Subadviser to act as subadviser to provide certain investment advisory services to the fund(s) of the Trust, and/or a designated portion of the fund(s) (“Segment”) if applicable, as listed on Exhibit A attached hereto (individually, a “Fund” and together, the “Funds”) for the periods and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to furnish the services set forth herein for the compensation herein provided.

In the event the Investment Adviser wishes to retain the Subadviser to render investment advisory services to one or more funds of the Trust other than the Fund(s), the Investment Adviser shall notify the Subadviser in writing and shall revise Exhibit A to reflect such additional fund(s). If the Subadviser is willing to render such services, it shall notify the Trust and the Investment Adviser in writing, whereupon such fund shall become a Fund hereunder, and be subject to this Agreement.

2.        Subadviser Duties.  Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Investment Adviser, the Subadviser will render investment advisory services to each Fund. The Subadviser will provide investment research and analysis, which may include computerized investment methodology, and will conduct a continuous program of evaluation, investment, purchases and/or sales, and reinvestment of a Fund’s assets by determining the securities, cash and other investments, including, but not limited to, futures, options contracts, swaps and other derivative instruments, if any and to the extent as determined by the Subadviser and as permitted in a Fund’s registration statement, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Fund, when these transactions should be executed, and what portion of the assets of a Fund should be held in the various securities and other investments in which it may invest, and the Subadviser is hereby authorized to execute and perform such services on behalf of a Fund. To the extent permitted by the written investment policies of a Fund as reflected in the Fund’s then-current Prospectus and Statement of Additional Information in the Trust’s Registration Statement (as defined in Section 2(a) below), the Subadviser shall make decisions for a Fund as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Fund. With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Fund’s custodian, however, the Subadviser shall review any trades executed by a respective Fund’s custodian to determine that they are reasonable and are in the best interest of the Fund and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. The Subadviser is authorized to and shall exercise tender offers, exchange offers and vote proxies on behalf of a Fund, each as the Subadviser determines is in the best interest of the Fund in accordance with the Subadviser’s proxy voting policy. The Investment Manager will further be responsible for corporate actions with respect to the Fund, which it shall exercise in its good faith judgment and in a manner which it reasonably believes serves the interest of the Fund. To the extent permitted by the written investment policies of a Fund, as reflected in the Fund’s then-current Prospectus and Statement of Additional Information (“SAI”) in the Trust’s Registration Statement (as defined in Section 2(a)(5) below), the Subadviser is authorized, on behalf of the Fund, to negotiate, execute and enter into futures account agreements, clearing agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust Procedures (as defined in Section 2(a)(3) below). The Subadviser is also authorized, on behalf of a Fund, to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Fund’s objectives, investment policies and investment restrictions as stated in the Fund’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures. The Subadviser is authorized to effect cross transactions between a Fund and other accounts managed by the Subadviser and its affiliates in accordance with Trust Procedures. In connection with the trading of derivatives, the Trust hereby appoints the Subadviser as its process agent to receive on its behalf service of process for any proceedings in England and Wales.

Subadviser may delegate to other companies that Subadviser controls, is controlled by, is under common control with, or to specified employees of any such companies, including a Sub-Advisory Affiliate, certain of Subadviser’s duties under this Agreement, provided that any such arrangements are entered into in accordance with all applicable requirements of the 1940 Act. Subadviser acknowledges and agrees that any delegation by Subadviser to one or more persons shall in no way relieve Subadviser of its duties and obligations pursuant to this Agreement, all such duties and obligations under this Agreement shall remain the sole responsibility of Subadviser as if no such delegation had occurred, Subadviser shall at all times provide appropriate supervision and oversight of any such persons, and Subadviser shall be fully responsible and liable for all actions or omissions to act by such persons. Subadviser shall notify the Trust and the Investment Adviser promptly in writing at least ninety (90) calendar days in advance in the event that an Affiliate Agreement is to be amended in any material fashion. Subadviser acknowledges and agrees that Sub-Advisory Affiliates are not a party to this Agreement and are not intended beneficiaries of this Agreement and that they have no rights under this Agreement.

In performing these duties, the Subadviser:

(a)      will comply in every material respect with (1) the applicable provisions of the 1940 Act, the Advisers Act and all applicable rules and regulations and regulatory guidance thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC applicable to the Trust, to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser), including performing its obligations under this Agreement as a fiduciary to each Fund and its shareholders; (2) applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and regulatory guidance, releases and interpretations related thereto; (3) any applicable written procedures, policies and guidelines adopted by the Board and furnished to the Subadviser (“Trust Procedures”); (4) the Fund’s investment goals, investment policies and investment restrictions as stated in the Fund’s Prospectus and SAI as supplemented or amended from time to time, as furnished to the Subadviser; (5) the provisions of the Trust’s Registration Statement filed on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act, as supplemented or amended from time to time and furnished to the Subadviser (the “Registration Statement”); (6) Section 851(b)(2) and (3) of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”); (7) any other applicable laws and regulations, including without limitation, proxy voting regulations; (8) the Commodity Exchange Act, as amended (“CEA”), and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser); (9) the provisions of Section 817(h) of the Code, applicable to the Fund; and (10) all other applicable federal and state laws and regulations pertaining to investment vehicles underlying variable annuity and/or variable life insurance contracts.

(b)      to the extent that the Subadviser engages in transactions that require segregation of assets or other arrangements pursuant to Section 18(f) of the 1940 Act, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Subadviser shall designate to the Trust’s custodian, who shall be identified by the Investment Adviser in writing: (i) those assets to be segregated in accordance with the 1940 Act, if necessary, consistent with Trust Procedures, based upon trading strategies and positions the Subadviser employs on behalf of a Fund; (ii) to segregate assets, if necessary, in accordance with the 1934 Act; and (iii) to meet any other requirements of broker/dealers who may execute transactions for the Fund in connection therewith. Until the Investment Adviser delivers any supplements or amendments to the Subadviser, the Subadviser shall be fully protected in relying on the Fund’s Registration Statement previously furnished by the Investment Adviser to the Subadviser. In managing a Fund in accordance with the requirements of this Section 2, the Subadviser shall be entitled to receive and act upon advice of counsel to the Trust, to the Investment Adviser or to the Subadviser that is also acceptable to the Investment Adviser.

(c)      will make reasonable attempts to (i) identify each position in a Fund that constitutes stock in a Passive Foreign Investment Company (“PFIC”), as that term is defined in Section 1297 of the Code, as amended, and (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall request) of any stock thought to be held in a PFIC.

(d)      will (i) identify each position in a Fund, in the Subadviser’s opinion, that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall request) of any BDC positions thought to be so held, and (iii) provide other available information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.

(e)      is responsible, in connection with its responsibilities under this Section 2, for decisions to buy and sell securities and other investments for a Fund, for broker-dealer and futures commission merchant (“FCM”) selection, and for negotiation of commission rates. The Subadviser’s primary consideration in effecting a security or other transaction will be to obtain the best execution for a Fund, taking into account the factors specified in the Prospectus and SAI for the Fund, as they may be amended or supplemented from time to time and furnished to the Subadviser. Subject to such policies as the Board may determine and consistent with the 1934 Act, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer, acting as agent, for effecting a Fund transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser’s (or its affiliates’) overall responsibilities with respect to the Fund and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards, and in accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and applicable Trust

Procedures, the Subadviser is further authorized to place orders on behalf of a Fund through the Subadviser if the Subadviser is registered as a broker or dealer with the SEC or as a FCM with the CFTC, through any of its affiliates that are brokers or dealers or FCMs or such other entities which provide similar services in foreign countries, or through such brokers and dealers that also provide research or statistical research and material, or other services to a Fund or the Subadviser. Such allocation shall be in such amounts and proportions as the Subadviser shall determine consistent with the above standards, and, upon request, the Subadviser will report on said allocation to the Investment Adviser and Board, indicating the brokers, dealers or FCMs to which such allocations have been made and the basis therefore. The Subadviser is authorized to open brokerage accounts on behalf of a Fund in accordance with Trust Procedures. The Subadviser shall not direct brokerage to any broker-dealer in recognition of, or otherwise take into account in making brokerage allocation decisions, sales of shares of a Fund or of any other investment vehicle by that broker-dealer.

(f)      may, on occasions when the purchase or sale of a security is deemed to be in the best interest of a Fund as well as any other investment advisory clients, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement as furnished to the Subadviser. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in a manner that is fair and equitable and consistent with the Subadviser’s fiduciary obligations to the Fund and to such other clients. The Investment Adviser acknowledges that any such aggregation may operate to the advantage or disadvantage of the Fund.

(g)     will, in connection with the purchase and sale of securities for a Fund, together with the Investment Adviser, arrange for the transmission to the custodian and recordkeeping agent for the Trust, on a daily basis, such confirmation(s), trade tickets, and other documents and information, including, but not limited to, CUSIP, SEDOL, or other numbers that identify securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the custodian and recordkeeping agent to perform its administrative and recordkeeping responsibilities with respect to the Fund, and with respect to Fund securities to be purchased or sold through the Depository Trust Company, will arrange for the automatic transmission of the confirmation of such trades to the Trust’s custodian and recordkeeping agent, and, if required, the Investment Adviser. The Subadviser agrees to comply with such rules, procedures and time frames as the Trust’s custodian may reasonably set or provide with respect to the clearance and settlement of transactions for a Fund, including but not limited to submission of trade tickets. Any Fund assets shall be delivered directly to the Trust’s custodian. Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Subadviser shall rectify any such act in accordance with the Subadviser’s error correction policy and be responsible for any resulting loss incurred by the Trust unless such loss was a direct result of a third party or the custodian’s willful misfeasance, bad faith, or gross negligence in the performance of its duties.

(h)     will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices), which may be updated from time to time, the value of any of the Fund’s holdings or other assets of the Fund for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Trust:

  i.    in the event circumstances giving rise to a Fair Valuation Event (as defined below) occurred at or prior to close of NYSE trading hours on the day in question, using all reasonable efforts to promptly notify the Investment Adviser (i) in the event the value of any holding of the Fund does not appear to reflect corporate actions, news, or other significant events of which the Subadviser is aware of should reasonably be aware; (ii) where a market quotation is not readily available or is deemed to be unreliable; or (iii) otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Trust’s valuation policy and procedures or under those policies and procedures of the Subadviser used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

 ii.    using all reasonable efforts to verify pricing and provide fair valuations or recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Trust’s valuation policy and procedures, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii.    designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv.    upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund; and

 v.    maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request. Such records shall be deemed to be Trust records (provided, for the avoidance of doubt, Subadviser may retain such for its record keeping and back-up purposes).

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. If Subadviser fails to communicate a Fair Valuation Event of which it was aware or should have reasonably been aware within the timeline outlined in this Section 2(h) of this Agreement that directly results in the Fund having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy), Subadviser shall be responsible for any resulting loss incurred by the Trust as a result of a late reported (or non-reported) Fair Valuation Event.

(i)      will maintain and preserve such records related to a Fund’s transactions as required under the 1940 Act and the Advisers Act. The Subadviser will make available to the Trust and the Investment Adviser promptly upon reasonable advance request, any of the Fund’s investment records and ledgers maintained by the Subadviser (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for the Trust), as are reasonably necessary to assist the Trust and the Investment Adviser in complying with requirements of the 1940 Act and the Advisers Act, as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports specifically related to the Fund in connection with such services which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(j)      upon request, will regularly report to the Board on the investment program for the Fund(s) and the issuers and securities represented in the Fund(s), and will furnish the Board, with respect to the Fund(s), such periodic and special reports as the Board and the Investment Adviser may reasonably request, including, but not limited to, reports concerning transactions and performance of the Fund(s), a quarterly compliance checklist, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act, fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determination of securities purchased pursuant to Rule 144A and 4(2) commercial paper, IOs/POs, confirmation of the liquidity of all other securities in the Trust, and compliance with the Subadviser’s Code of Ethics, and such other reports or certifications that the Investment Adviser may reasonably request from time to time.

(k)     will adopt (and each of its Sub-Advisory Affiliates will adopt) a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of the Code of Ethics, together with evidence of its adoption. Within 30 calendar days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Subadviser shall certify to the Investment Adviser that (a) the Subadviser (and each of its applicable Sub-Advisory Affiliates) had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code of Ethics contains procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1 under the 1940 Act, as amended) from violating the Code of Ethics, and that (c), except as otherwise disclosed, there have been no material violations or material changes of the Code of Ethics or, if a material violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Investment Adviser or the Trust, the Subadviser (and each of its applicable Sub-Advisory Affiliates) shall permit representatives of the Investment Adviser and the Trust to examine the reports and records related to the reported material violations (or provide summaries of such reports and records, with non-public personal identification information redacted) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics. Notwithstanding anything herein to the contrary, the Subadviser shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Trust for the purpose of the examination, including name or title of a person

(l)       will provide to the Investment Adviser a copy of the Subadviser’s Form ADV (and the Form ADV for each applicable Sub-Advisory Affiliate), and any supplements or amendments thereto, as filed with the SEC, on an annual basis (or more frequently if reasonably requested by the Investment Adviser or the Board) including any portion which contains disclosure of legal or regulatory actions. The Subadviser represents and warrants that it (and each of its applicable Sub-Advisory Affiliates) is a duly registered investment adviser under the Advisers Act and will notify the Investment Adviser promptly (within 5 business days) if any action is brought by any regulatory body which a reasonable person in the financial industry would expect to affect that registration, provided such disclosure is permitted by applicable law and regulation. The Subadviser will provide a list of persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets for the Fund(s).

(m)     will be responsible for meeting the Subadviser’s regulatory obligations, including the preparation and filing of such reports with respect to the assets of a Fund reflecting holdings over which the Subadviser or its affiliates have investment discretion as may be required from time to time, including but not limited to Schedule 13G and Form 13F.

(n)      will not permit any employee of the Subadviser to have any material involvement with the management of a Fund if such employee, to the best of the Subadviser’s knowledge, has:

 i.     been, within the last ten (10) years, convicted of or acknowledged commission of any felony or misdemeanor (a) involving the purchase or sale of any security, (b) involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, (c) involving sections 1341, 1342 or 1343 of Title 18 of the U.S. Code, or (d) arising out of such person’s conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the CEA, or as an affiliated person, salesman, or employee or officer or director of any investment company, bank, insurance company, or entity or person required to be registered under the CEA;

ii.     been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction, from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the CEA, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the CEA, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

(o)      will not disclose or use any records or information obtained pursuant to this Agreement (excluding investment research and investment advice) in any manner whatsoever except (i) as expressly authorized in this Agreement, (ii) disclosures to an affiliate subject to comparable confidentiality obligations, (iii) in the ordinary course of business in connection with placing orders for the purchase and sale of securities or obtaining investment licenses in various countries or the opening of custody accounts and dealing with settlement agents in various countries, (iv) if the Board has authorized such disclosure, or (v) if such disclosure is required by applicable law or regulations or regulatory authorities having the requisite authority. The Trust and the Investment Adviser will not disclose or use any records or information with respect to the Subadviser obtained pursuant to this Agreement, in any manner whatsoever except (x) as expressly authorized in this Agreement, (y) if the Subadviser has authorized such disclosure, or (z) if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority.

(p)      will assist the Investment Adviser, the Trust, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Subadviser hereunder. Specifically, and without limitation to the foregoing, the Subadviser agrees to provide certifications to the principal executive and financial officers of the Trust (the “certifying officers”) that correspond to and/or support the certifications required to be made by the certifying officers in connection with the preparation and/or filing of the Trust’s Form N-CSRs, N-Qs, N-SARs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Trust shall reasonably request or in accordance with procedures adopted by the Trust.

(q)      is, along with its affiliated persons, permitted to enter into transactions with the other funds of the Trust and affiliated persons of those other funds of the Trust (collectively, the “Other Funds”). In doing so, the Subadviser is prohibited from consulting with the Investment Adviser or the subadvisers of these Other Funds concerning securities transactions of a Fund except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

(r)      will exercise voting rights with respect to securities held by a Fund in accordance with written policies and procedures adopted by the Subadviser, which may be amended from time to time, and which at all times shall comply with the requirements of applicable federal statutes and regulations and any related SEC guidance relating to such statutes and regulations (collectively, “Proxy Voting Policies and Procedures”). The Subadviser shall vote proxies on behalf of a Fund in a manner deemed by the Subadviser to be in the best interests of the Fund pursuant to the Subadviser’s written Proxy Voting Policies and Procedures. The Subadviser shall provide disclosure regarding the Proxy Voting Policies and Procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement. The Subadviser shall report to the Investment Adviser in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX). The Subadviser shall certify at least annually or more often as may reasonably be requested by the Investment Adviser, as to its compliance with its own Proxy Voting Policies and Procedures and applicable federal statutes and regulations.

(s)      will provide reasonable assistance to the Trust and the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act, including, in the event of any relevant regulatory exams, providing notice of any material deficiencies, and providing notice of any material changes to business operations that will likely, in the Subadviser’s reasonable determination, adversely affect the services provided by Subadviser under this Agreement, provided that the provision of such notices are permitted under applicable law. Specifically, the Subadviser represents and warrants that it (and each of its applicable Sub-Advisory Affiliates) shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Subadviser’s (and each of its applicable Sub-Advisory Affiliates’) compliance program, which access shall include on-site visits with the Subadviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Subadviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Subadviser’s compliance program.

(t)      will comply with Trust Procedures notified and provided to the Subadviser, including the Trust’s policy on selective disclosure of portfolio holdings of funds of the Trust (the “Selective Disclosure Policy”), as provided in writing to the Subadviser and as may be amended from time to time. As such, the Subadviser agrees not to trade on non-public portfolio holdings information of the funds of the Trust in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Subadviser to govern trading of its employees. Compliance with the Selective Disclosure Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the funds of the Trust that meet the minimum requirements of the Selective Disclosure Policy. The Subadviser will provide any such agreements to the Investment Adviser or the Trust, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Trust, provided however that the Subadviser may provide only those parts of the agreements that relate to ensuring compliance with the Trust’s Selective Disclosure Policy or other Trust Procedures. The Subadviser agrees to provide a certification with respect to compliance with Trust Procedures on behalf of the Fund sub-advised by the Subadviser, as may be reasonably requested by the Trust from time to time The Investment Adviser and the Trust acknowledge that the Subadviser advises other accounts and funds, some of which may have investment strategies or holdings similar to the Fund, and that the portfolio holdings disclosure policies and procedures with respect to such accounts or funds may be different from the Selective Disclosure Policy as applicable to the Fund. As such, nothing in this Agreement shall be construed to preclude the disclosure of the holdings of such other accounts or funds consistent with applicable policies and procedures.

(u)      will notify the Investment Adviser promptly in the event that, in the judgment of the Subadviser, Fund share transaction activity becomes disruptive to the ability of the Subadviser to effectively manage the assets of a Fund consistent with the Fund’s investment objectives and policies.

(v)      will provide assistance as may be reasonably requested by the Investment Adviser in connection with compliance by a Fund with any current or future legal and regulatory requirements related to the services provided by the Subadviser hereunder.

(w)     will provide such certifications to the Trust to the best of the Subadviser’s knowledge as the Trust or the Investment Adviser may reasonably request related to the services provided by the Subadviser hereunder, including (but not limited to) certifications of compliance with Trust Procedures, the Registration Statement, and applicable securities regulations.

(x)      will, upon reasonable request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) related to domestic or foreign class action litigation involving securities held or previously held by a Fund. The Subadviser will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Fund. Notwithstanding the duty to assist the Investment Adviser, the Subadviser is not responsible for participation in any class action litigations involving the Fund.

(y)      will provide reasonable assistance to the Investment Adviser with respect to the annual audit of the Trust’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations (in particular with respect to investments in loans (including participations and assignments) and all derivatives, including swaps); (ii) providing copies of all documentation relating to investments in loans (including participations and assignments) and derivative contracts, within a reasonable time after the execution of such documentation; (iii) providing assistance in obtaining trade confirmations in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments (including investments in loans (including participations and assignments) and derivatives) that are not readily ascertainable in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

(z)      will, on an annual basis, advise the Investment Adviser (i) if the Subadviser acts as sub-adviser to another U.S. registered mutual fund that follows the same investment strategy as a Fund and (ii) if so, whether the Subadviser’s fee rate is less than the rate charged the Investment Adviser for management of the Fund.

(aa)     will promptly notify Investment Adviser if Subadviser plans to change its trading strategy with respect to a Fund in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator. Subadviser agrees to provide reasonable advance notification (in no event less than 30 calendar days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Subadviser agrees that it will provide, upon request, reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Subadviser also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.

(bb)     will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Subadviser will make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP upon reasonable request, including a plan summary as well as the results of any recent testing.

(cc)     will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide appropriate documentation to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets. It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. The Subadviser will cooperate with the Investment Adviser and its tax advisors/custodians to provide any information reasonably requested by the Investment Adviser or its agent in order to aid such parties in determining whether any FATCA withholding is required.

3.          Disclosure about Subadviser and Fund(s). The Subadviser represents that it has reviewed the current Registration Statement and agrees to promptly review future amendments to the Registration Statement, including any supplements thereto, which relate to the Subadviser, any applicable Sub-Advisory Affiliate, or a Fund, filed with the SEC (or which will be filed with the SEC in the future), in each case having been given reasonable time to review, and represents and warrants that, solely with respect to the disclosure respecting or relating to the Subadviser or the Fund that the Subadviser has provided to the Trust for inclusion in the Registration Statement, including any performance information the Subadviser provides that is included in or serves as the basis for information included in the Registration Statement, such portion of the Registration Statement contains as of the date hereof, and will contain as of the date of any Registration Statement or supplement thereto, to the Subadviser’s knowledge, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser further agrees to notify the Investment Adviser and the Trust immediately of any material fact about the Subadviser or any applicable Sub-Advisory Affiliate related to the services hereunder and/or the Fund, known to the Subadviser respecting or relating to services the Subadviser provides to a Fund, that is not contained in the Registration Statement or prospectus for the Fund, or any amendment or supplement thereto, or of any statement respecting or relating to the Subadviser and/or Fund contained therein that becomes untrue in any material respect. With respect to the disclosure respecting the Fund, the Subadviser represents and agrees that the description in the Fund’s prospectus, including the Fund’s goal, investment strategies and risks (the “Fund Description”), as of the date of this Agreement and as of the date of any Registration Statement or supplement thereto, provided the Subadviser has had a reasonable opportunity to review such Fund Description, is consistent with the manner in which the Subadviser intends to manage the Fund, and the identification of risks is inclusive of all material risks known to the Subadviser that are expected to arise in connection with the manner in which the Subadviser intends to manage the Fund. The Subadviser further agrees to notify the Investment Adviser and the Trust promptly in the event that the Subadviser becomes aware that a

Fund Description is inconsistent in any material respect with the manner in which the Subadviser is managing the Fund, and in the event that the identified risks are inconsistent in any material respect with the risks known to the Subadviser that arise in connection with the manner in which the Subadviser is managing the Fund. In addition, the Subadviser agrees to comply with the Investment Adviser’s reasonable request for information regarding the personnel of the Subadviser who are responsible for the day-to-day management of a Fund’s assets.

4.        Expenses.  The Subadviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Subadviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Subadviser or other information provided by Subadviser to the Investment Adviser and/or the Trust’s Distributor, and marketing support. Such expenses shall not include brokerage commissions, transaction charges and other investment costs. Subadviser agrees to pay to the Investment Adviser the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Subadviser makes any changes that are not prompted or directed by the Trust or the Investment Adviser and that require immediate disclosure in the prospectus or any required regulatory documents by supplement, including changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Trust by the Subadviser of such Changes, the Trust is not generating a supplement for other purposes or the Trust does not reasonably wish to add such Changes to a pending supplement; provided, however, that Investment Adviser shall provide written support for such cost at Subadviser’s request for any event exceeding Ten Thousand Dollars ($10,000.00). In the event two or more subadvisers each require a supplement simultaneously, the expense of each supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser. All other expenses not specifically assumed by the Subadviser hereunder or by the Investment Adviser under the Advisory Agreement are borne by the applicable Fund of the Trust. The Trust, the Subadviser and the Investment Adviser shall not be considered as partners or participants in a joint venture.

5.        Compensation.    For the services provided and the expenses borne by the Subadviser pursuant to this Agreement, the Investment Adviser will pay to the Subadviser a fee in accordance with Exhibit A attached to this Agreement. This fee will be computed by the Investment Adviser and accrued daily and payable monthly. The fees for any month during which this Agreement is in effect for less than the entire month shall be pro-rated based on the number of days during such month that the Agreement was in effect.

6.        Seed Money.   The Investment Adviser agrees that the Subadviser shall not be responsible for providing money for the initial capitalization of any Fund.

7.        Compliance.  The Subadviser agrees that it shall notify as promptly as practicable (within 5 business days) and where not prohibited by law or by a regulatory authority the Investment Adviser and the Trust (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Subadviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, or ability to serve as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions; (ii) upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. The Subadviser further agrees to notify the Investment Adviser and Trust immediately of any material fact known to the Subadviser respecting or relating to the Subadviser’s services to the Fund that is not contained in the Registration Statement, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.

The Investment Adviser agrees that it shall notify the Subadviser as promptly as practicable (within 5 business days), and where not prohibited by law or by a regulatory authority, (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Investment Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Investment Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions; (ii) upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

8.        Independent Contractor.    The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Investment Adviser from time to time, have no authority to act for or represent the Investment Adviser in any way or otherwise be deemed its agent. The Subadviser understands that unless provided herein or authorized from time to time by the Trust, the Subadviser shall have no authority to act for or represent the Trust in any way or otherwise be deemed the Trust’s agent.

9.        Books and Records.   In compliance with the requirements of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, the Subadviser hereby agrees that all records which it maintains for the Fund(s) are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Investment Adviser’s request, including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties) for so long as Subadviser is required to maintain such records under applicable law, although the Subadviser may, at its own expense, make and retain a copy of such records.

10.      Cooperation.    Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance authorities) in connection with any investigation or inquiry relating to this Agreement or the Trust.

11.      Responsibility and Control.  Notwithstanding any other provision of this Agreement, it is understood and agreed that the Trust reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Subadviser, provided, however, that the Subadviser shall not be liable for any losses to the Trust resulting from the Trust’s direction, or from the Trust’s disapproval of any action proposed to be taken by the Subadviser.

12.      Services Not Exclusive.  It is understood that the services of the Subadviser and its employees are not exclusive, and nothing in this Agreement shall prevent the Subadviser (or its employees or affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Fund(s)) or from engaging in other activities.

13.        Liability.

(a)        Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Trust and the Investment Adviser agree that the Subadviser, any affiliated person of the Subadviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Subadviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Subadviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Subadviser’s duties, or by reason of reckless disregard of the Subadviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or Investment Adviser may have under federal or state securities laws.

(b)        Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Subadviser agrees that the Trust and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Trust or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Trust’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Trust’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Subadviser may have under federal or state securities laws.

14.        Indemnification.

(a)        The Subadviser agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Subadviser’s responsibilities to the Trust which (i) are based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Subadviser’s obligations and/or duties under this Agreement by the Subadviser or by any of its directors, officers or employees, or agent or delegate acting on behalf of the Subadviser (other than a PL Indemnified Person), (ii) are based upon the Subadviser’s (or its agent’s or delegate’s) breach of any representation or warranty under this Agreement, (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Trust or any Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Subadviser or any affiliated person or agent or delegate of the Subadviser (other than a PL Indemnified Person) that was known to be false or materially misleading, or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law provided, however, that in no case is the Subadviser’s indemnity in favor of the PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement. For the avoidance of doubt, references to agents or delegates in this paragraph 14(a) shall not include any unaffiliated brokers or third-party custodian, in accordance with paragraph 13(c) above.

(b)        The Investment Adviser agrees to indemnify and hold harmless the Subadviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Subadviser and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Subadviser (collectively, “Subadviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Subadviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, under applicable law, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Trust which (i) are based upon any willful misfeasance, bad faith or gross negligence, or reckless disregard of, the Investment Adviser’s obligations and/or duties under this Agreement by the Investment Adviser or by any of its directors, officers, or employees or any affiliate or agent or delegate acting on behalf of the Investment Adviser (other than a Subadviser Indemnified Person), (ii) are based upon the Investment Adviser’s (or its agent’s or delegate’s) breach of any representation or warranty under this Agreement, (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Trust or any Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Trust, or any affiliated person of the Trust by the Subadviser or any affiliated person or agent or delegate of the Subadviser (other than a PL Indemnified Person), or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law provided however, that in no case is the Investment Adviser’s indemnity in favor of the Subadviser Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

(c)        Notwithstanding any other provision in this Agreement, none of the Trust, the Investment Adviser or the Subadviser shall be obligated to make any indemnification payment in respect of any settlement as to which such party has not been notified and provided its consent, which shall not be unreasonably withheld.

15.        Duration and Termination.  This Agreement shall become effective as of the date of execution first written above, and shall continue in effect for two years and continue thereafter on an annual basis with respect to the Fund(s); provided that such annual continuance is specifically approved at least annually (a) by the vote of a majority of the Board, or (b) by the vote of a majority of the outstanding voting shares of each respective Fund, and provided that continuance is also approved by the vote of a majority of the Board who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act) of the Trust, the Investment Adviser, or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated with respect to any Fund:

(a)        by the Trust at any time with respect to the services provided by the Subadviser, without the payment of any penalty, by vote of a majority of the Board or by a vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Fund, by vote of a majority of the outstanding voting shares of such Fund, upon sixty (60) days’ prior written notice to the Subadviser and the Investment Adviser;

(b)        by the Subadviser at any time, without the payment of any penalty, upon sixty (60) calendar days’ prior written notice to the Investment Adviser and the Trust.

(c)        by the Investment Adviser at any time, without the payment of any penalty, upon sixty (60) calendar days’ prior written notice to the Subadviser and the Trust.

This Agreement will terminate automatically in event of its assignment under the 1940 Act and any rules adopted by the SEC thereunder, but shall not terminate in connection with any transaction not deemed an assignment. In the event this Agreement is terminated or is not approved in the manner described above (i) Subadviser agrees to provide all reports, certification and assistance called for pursuant to paragraphs 2(c), 2(j), 2(k), 2(m), 2(p), 2(r), and 2(s) within 30 business days of termination; and (ii) the Sections or Paragraphs numbered 2(i) for a period of six years, and 2(o), 10, 13, 14, 16, 17, 18, 19 and 20 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.

16.        Use of Name.

(a)        It is understood that the name “Pacific Life Insurance Company,” “Pacific Life Fund Advisors LLC,” “Pacific Asset Management,” and “Pacific Funds” and any abbreviated forms and any derivatives thereof and any logos associated with those names (including, without limitation, the whale logo) are the valuable property of the Investment Adviser and its affiliates, and that the Subadviser shall not use such names (or abbreviations, derivatives or logos) without the prior written approval of the Investment Adviser and only so long as the Investment Adviser is an investment adviser to the Trust and/or the Fund(s). Upon termination of this Agreement, the Subadviser shall forthwith cease to use such names (or abbreviations, derivatives or logos).

(b)        It is understood that the name “BlueBay Asset Management” and any derivative thereof or any logo associated with that name is the valuable property of the Subadviser and that the Trust and the Investment Adviser have the right to use such name (or derivative or logo), in the Trust’s prospectus, SAI and Registration Statement or other filings, forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Subadviser is a Subadviser to the Trust and/or a Fund, provided, however, that the Trust may continue to use the name of the Subadviser in its Registration Statement and other documents to the extent deemed necessary by the Trust to comply with disclosure obligations under applicable law and regulation. Neither the Trust nor the Investment Adviser shall use the Subadviser’s name or logo in promotional or sales related materials prepared by or on behalf of the Investment Adviser or the Trust without prior review and approval by the Subadviser, which approval may not be unreasonably withheld. Upon termination of this Agreement, the Trust and the Investment Adviser shall forthwith cease to use such names (and logo), except as provided for herein.

17.        Limitation of Liability.  A copy of the Declaration of Trust for the Trust, and any amendments thereto, is on file with the Secretary of Delaware. The Declaration of Trust has been executed on behalf of the Trust by a Trustee of the Trust in his capacity as Trustee of the Trust and not individually. The obligations of this Agreement with respect to a Fund shall be binding upon the assets and property of each such Fund individually, and not jointly, and shall not be binding upon any Trustee, officer, employee, agent or shareholder, whether past, present, or future, of the Trust individually, or upon the Trust generally or upon any other fund of the Trust. For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.

18.        Notices.   All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

(a)         if to the Subadviser, to:

 BlueBay Asset Management LLP

 77 Grosvenor Street

 London, United Kingdom, W1K 3JR

 Attn:  Rachel Basarab-Horwath, Client Relations Manager

Email: RBHorwath@bluebayinvest.com

With a copy via email to: legal@bluebayinvest.com

(b)          if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Fund Advisor General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

(c)          if to the Trust, to:

Pacific Funds

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

19.       Miscellaneous.

(a)        This Agreement shall be governed by the laws of California, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act. The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

(b)        The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)         To the extent permitted under Section 15 of this Agreement and under the 1940 Act, this Agreement may only be assigned by any party with prior written consent of the other parties.

(d)         If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(e)      This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

(f)      No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.

20.        Confidentiality.  In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except in connection with the obligations set forth in Section 2(t) hereof or as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable. For the avoidance of doubt, and notwithstanding over terms herein, the Investment Adviser authorizes the Subadviser to disclose details of the Subadviser’s appointment as sub-adviser to the Fund to Subadviser’s affiliates within the Royal Bank of Canada group.

21.        Other Regulatory Matters:    The Investment Adviser represents and warrants that (1) it and each Fund is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Subadviser reasonable advance notification (in no event less than 30 calendar days) of any decision to (a) alter its operation of any Fund for which the

Investment Advisers has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Fund, to then register and operate as a commodity pool operator on behalf of the Fund, or (b) if the investment adviser is registered as a commodity pool operator on behalf of the Fund, operate such Fund under an exclusion or exemption from registration with the CFTC. In addition, the Investment Adviser represents and warrants that it is a qualified institutional buyer (“QIB”) as that term is defined in Rule 144A of the Securities Act of 1933, as amended, and unless notified by the Investment Adviser in writing to the contrary, the Subadviser may reply on this representation for the purpose of investing in securities issued in reliance on the safe harbor provided by Rule 144A and may certify to sellers that the Fund qualifies as a QIB for the purpose of purchasing securities in reliance on Rule 144A so long as any Rule 144A securities are held pursuant to the Trust’s policies and procedures.

22.        Compliance with Applicable United Kingdom Laws: As an entity that is authorized and regulated by federal regulatory agencies in the United States (including but not limited to the U.S. Securities and Exchange Commission and U.S. Commodity Futures Trading Commission) as well as by regulatory agencies in the United Kingdom (including the Financial Conduct Authority of the United Kingdom (“FCA”), together with any successor regulating organization), the Subadviser represents and warrants that it is, and during the term of this Agreement shall continue to be, authorized and regulated by the Financial Conduct Authority in the conduct of its investment activities. Pursuant to the rules and regulations of the FCA, as amended from time to time (FCA Rules):

(a)        The Subadviser confirms this Agreement shall constitute a Client Agreement pursuant to the FCA Rules.

(b)        The Subadviser confirms that, in accordance with this Agreement, it shall treat the Trust, Investment Adviser and the Fund as a “professional client” for the purposes of the FCA Rules. The Trust, Investment Adviser and the Fund waive their right to be categorized as a “retail client” pursuant to the FCA Rules. As a professional client the Trust, Investment Adviser and the Fund will not ordinarily have a right to make a claim as an eligible claimant for compensation under the Financial Services Compensation Scheme in respect of any inability of the Subadviser to satisfy a claim made against the Subadviser.

(c)        The Subadviser undertakes not to effect investments on account of the Trust or the Funds with or through the agency of a person who provides services under any ‘soft’ commission agreement pursuant to the FCA Rules.

(d)        The Subadviser represents and warrants that it has in operation a written procedure for the effective consideration and proper handling of complaints from its customers, including the Trust, the Investment Adviser, or the Fund. Any formal complaints under this Agreement should be referred to the applicable compliance officer of the Subadviser.

(e)        The Subadviser represents and warrants that, to the best of its knowledge, it has in operation a written policy for order execution that is consistent with the applicable provisions of this agreement, the United States federal securities laws (including the 1940 Act and the Advisers Act), FCA Rules, and applicable policies and procedures of the Trust or the Investment Adviser (as provided to the Subadviser from time to time).

(f)        The Investment Adviser agrees that the Subadviser may trade outside of a Regulated Market or Multilateral Trading Facility (each as defined in the FCA Rules) for certain over-the-counter securities.

(g)        The Investment Adviser, upon reasonable request, will provide appropriate documentation to the Subadviser to allow Subadviser to comply with applicable FCA Rules regarding the United Kingdom Money Laundering Regulations 2007 (England and Wales).

(h)        The Investment Adviser acknowledges that it has received the Subadviser’s Form ADV, which includes disclosure relating to material conflicts of interest that may arise between the Subadviser (or an affiliate or the managers and employees of the Subadviser or affiliates) and the Investment Adviser, or between the Investment Adviser and other clients of the Subadviser. The Subadviser undertakes that it will manage such conflicts of interest in accordance with the Subadviser’s Form ADV and Subadviser’s applicable conflict policies and procedures (as provided to the Investment Adviser).

(i)         The Investment Adviser acknowledges that there are risks inherent in the various investments that the Subadviser is permitted to undertake for the Fund pursuant to this Agreement, and the Investment Adviser has reviewed and understands such risks as provided in the risk warnings contained in the Prospectus and Statement of Additional Information in the Trust’s Registration Statement as well as any additional risk warnings provided separately by the Subadviser.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:/s/ Howard T. Hirakawa	By:/s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Advisor Operations	Title: VP & Assistant Secretary

BLUEBAY ASSET MANAGEMENT LLP

By:/s/ Nick Williams
Name: Nick Williams
Title: Partner, Chief Financial Officer

PACIFIC FUNDS

By:/s/ Howard T. Hirakawa	By:/s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary

Exhibit A

PACIFIC FUNDS

FEE SCHEDULE

Effective:       May 1, 2015

Fund:             PF Absolute Return Fund

The Investment Adviser will pay to the Subadviser a monthly fee for its services based on the following:

(a)         The annual percentage of the combined* average daily net assets of the PF Absolute Return Fund and the Absolute Return Portfolio of Pacific Select Fund according to the following schedule:

Rate%	Break Point (assets)
0.500%	First $3 billion
0.480%	On the excess

(b)        Multiplied by the combined* average daily net assets of the PF Absolute Return Fund and the Absolute Return Portfolio of Pacific Select Fund managed by the Subadviser for the relevant calendar month.

If the Subadviser provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

*Assets are combined only while the Subadviser is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the PF Absolute Return Fund only.

A-1